EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 8, 2010, by and among Ariston Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Manhattan Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Ariston Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS the boards of directors of the Company, the Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Merger Sub be merged with and into the Company (the “Merger”) and, in furtherance thereof, have deemed advisable, approved and adopted this Agreement and the Merger;

WHEREAS, simultaneously herewith, the Company is delivering to the Parent the written consent of the Company's stockholders approving the Merger and adopting this Agreement, such written consents representing the only approvals of any holders of the Company's capital stock required to effect the Merger under applicable Law; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

"Company Common Stock" means shares of common stock of Ariston Pharmaceuticals, Inc. having par value of $0.001 per share.

“Company Intellectual Property” means any patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes that are necessary to the conduct of Company’s business as now conducted and as presently proposed to be conducted.

 “Company IP Rights” shall mean all Company Intellectual Property owned, licensed to, or controlled by Company that is related to any product or service of the Company or is otherwise necessary for, used in or held for use in Company’s business as presently conducted or planned to be conducted.

"FDA" shall mean the Food and Drug Administration of the United States of America.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, in each case anywhere throughout the world.

“Knowledge,” including the phrase “to the Company’s knowledge”, means the actual knowledge of Malcolm Morville, President and CEO of the Company.

 “Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or any Subsidiary, with the entities evaluated individually or as a whole.

"New Notes" shall mean convertible promissory notes having an aggregate principal amount of $15,452,289 (with the holders and principal amount of each such note being listed on Schedule 3.5 hereto) in the form attached hereto as Exhibit C.

“Noteholder” means a holder of a New Note.

"Parent Common Stock" means shares of common stock of Manhattan Pharmaceuticals, Inc. having par value of $0.001 per share.

"Parent SEC Reports" means all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by the Parent with the Securities and Exchange Commission ("SEC') since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed since January 1, 2007, including any amendments thereto).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Requisite Company Noteholder Consent” means the affirmative consent of the holders of at least sixty six and two thirds percent of the outstanding principal under each of the Company’s 2006 Convertible Promissory Notes and 2007 Senior Promissory Notes, acting as separate classes, to the exchange of such notes and the warrants issued in connection therewith for the New Notes.

"Requisite Company Stockholder Vote" means the affirmative vote of at least a majority of the outstanding shares of Company Common Stock on the record date set by the board of directors of the Company.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Closing Shares and the Milestone Shares.

“Subsidiary” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

"Stockholder" means any holder of Company Common Stock as of the Effective Time.

“Tax” means, (a) any federal, state, local, foreign, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph.

“Tax Return” means any report, return, declaration, claim for refund, notice, account or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2      Terms Generally.  The definitions in Section 1.1 and other defined terms contained in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

2.1      The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of the Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2      Closing.  Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Lowenstein Sandler PC, 65 Livingston Ave., Roseland, New Jersey, upon execution of this Agreement, or at such other place, date and time as the Company and Parent may agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3      Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger will become effective at such date and time as the Certificate of Merger has been duly filed with and accepted for recording by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5      Organizational Documents.  At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form attached hereto as Exhibit A and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law.

2.6      Directors and Officers of Surviving Corporation.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, which resignations shall be a condition of the Merger.  Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

2.7      Merger Consideration; Conversion of Company Common Stock.  At the Effective Time, on the terms and subject to the conditions of this Agreement by virtue of the Merger and without any action on the part of any Stockholder or Noteholder:

(a)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive, pursuant to the procedures set forth in Section 2.8 hereof, (a) an amount of Parent Common Stock equal to (i) 2,118,727 divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Stockholder Closing Shares") plus (b) the right to receive a pro rata portion (based on aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time) of the Stockholder Milestone Shares (as defined in Section 2.8 (c) hereof) (collectively the “Stockholder Merger Consideration”);

(b)           each Noteholder shall have the right to receive, pursuant to the procedures set forth in Section 2.8 hereof, (a) an amount of Parent Common Stock equal to (i) 4,943,696 multiplied by a (ii) fraction, the numerator of which is the principal amount of the New Notes held by such holder and the denominator of which is the aggregate principal amount of all the New Notes (the "Noteholder Closing Shares") plus (b) the right to receive a pro rata portion (based on aggregate principal amount of the New Notes outstanding at such time) of the Noteholder Milestone Shares (as defined in Section 2.8 (c) hereof) (collectively the “Noteholder Merger Consideration” and with the Stockholder Merger Consideration, the “Merger Consideration”).

2.8      Payment Procedures.

(a)          Stockholder Closing Shares.  Promptly following the Effective Time, upon receipt of a duly executed letter of transmittal in a form acceptable to the Parent, the Parent shall issue to each Stockholder, in exchange for a stock certificate(s) representing all of the shares of Company Common Stock held by such Stockholder, their pro-rata portion of the Stockholder Closing Shares.

(b)          Noteholder Closing Shares.  Promptly following the Effective Time, the Parent shall issue to each Noteholder their pro-rata portion of the Noteholder Closing Shares.

(c)          Milestone Shares.  Subject to the indemnification provisions set forth in Section 7, upon the achievement of certain milestones set forth in this Section 2.8(b), each Stockholder and Noteholder shall receive additional shares of Parent Common Stock as set forth in this Section 2.8(b) (the "Milestone Shares").

(i)           Upon the affirmative decision of the Parent's Board of Directors, provided that such decision is made within twelve months of the Closing Date, to further develop the AST-914 metabolite product (which is currently undergoing a study by the National Institutes of Health in essential tremor), either internally or through a corporate partnership, Parent shall issue 8,828,029 shares of Parent Common Stock; fifty percent (50%) shall be issued to the Stockholders (such Milestone Shares allocated to the Stockholders are referred to as the “Stockholder Milestone Shares”) and fifty percent (50%) shall be issued to the Noteholders (such Milestone Shares allocated to the Noteholders are referred to as the “Noteholder Milestone Shares”).

(ii)          Upon the acceptance by the FDA of the Company's filing of the first New Drug Application for the Company's AST-726 product candidate, Parent shall issue 7,062,423 shares of Parent Common Stock; seventy percent (70%) shall be issued to the Stockholders and thirty percent (30%) shall be issued to the Noteholders.

(iii)         Upon the Company receiving FDA approval to market AST-726 in the United States of America, Parent shall issue 8,828,029 shares of Parent Common Stock to the Stockholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter (the “Company Disclosure Letter”) delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1      Corporate Existence and Power.  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not in violation of its organizational or governing documents in any respect.

3.2      Corporate Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company.  The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company.  The Company has received both the Requisite Company Noteholder Consent and the Requisite Company Stockholder Vote and the Agreement has been duly adopted by the stockholders of the Company.

3.3      Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than the filing of the Certificate of Merger;.

3.4      Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, or any of its properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of any Lien on any of the properties or assets of the Company under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

3.5      Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 6,000,000 shares of Preferred Stock.

(b)           As of the Closing Date:

(i)           5,556,615 shares of Company Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding (assuming conversion of the warrants discussed in (iii) below);

(ii)          the Company has reserved an aggregate of 1,000,000 shares of Company Common Stock for issuance under the Company's equity compensation plans (provided that all outstanding options for the purchase of Company Common Stock under such plans shall be cancelled as of the Effective Time); and

(iii)         fixed warrants to purchase 660,681 shares of Company Common Stock plus warrants to purchase a variable number of shares of Company Common Stock were issued or outstanding (provided that as of the Effective Time, (a) all warrants issued to the purchasers of the Company’s debt securities (including the variable warrants) will be cancelled as a result of the issuance of the New Notes and (b) 383,334 warrants issued to the placement agents in such sales of debt securities will be exchanged for shares of the Company’s Common Stock at the ratio of 0.2 shares of Common Stock for each warrant share).

(iv)         Although the Company anticipates that all the placement agent warrants will be exchanged for the Company’s Common Stock, if any warrants remain outstanding at the Effective Time then they will be factored into the pro rata calculations for the Stockholder Merger Consideration.

All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Section 3.5 of the Company Disclosure Letter contains a complete and accurate list of (i) each stockholder of the Company and the number of shares of stock held by each such stockholder and (ii) each Noteholder of the Company and the principal amount of notes held by each such Noteholder.

(c)           Except as set forth in this Section 3.5(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities (including without limitation convertible notes) of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  There are no preemptive rights of any kind which obligate the Company to issue or deliver any Company Securities.

(d)           The Company has not declared or paid any dividend or distribution in respect of any Company Securities, and the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and the Board of Directors has not authorized any of the foregoing.

(e)           As of the date hereof, the Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or make additional investments in any Person.

(f)           The Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

3.6      Undisclosed Liabilities.  Except as disclosed in Section 3.6 of the Disclosure Schedule, the Company does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

3.7      Compliance With Laws.

(a)           The Company is, and at all times since January 1, 2006, has been, in compliance with all Laws applicable to the Company and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)           As of the date hereof, the Company has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been instituted or threatened in writing.

(c)           The Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.8      Litigation.  The Company is not a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company, nor its business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company or its properties or assets.

3.9      Voting. The Requisite Company Stockholder Vote and the Requisite Company Noteholder Consent are the only vote of the holders of any class or series of the capital stock of the Company or other Company Security necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

3.10     No Appraisal Rights.  No Stockholder has notified the Company of its intent to exercise any appraisal, dissenters’ or similar rights under any Law with respect to any such Stockholder's shares of the capital stock of the Company by virtue of the Merger, and the statutory notice period under the Delaware General Corporation Law has expired.

3.11     Intellectual Property; Software.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a complete list of any and all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations that are included in the Company IP Rights, as well as any other Company Intellectual Property that is material to the Company’s business.

(b)           Except as set forth on Section 3.11(b) of the Company Disclosure Letter, Company is the sole owner of the Company IP Rights, free and clear of any liens or encumbrances.

(c)           Except as set forth on Section 3.11(c) of the Company Disclosure Letter, Company has not granted any licenses to any Company IP Rights to any other Person.

(d)           Neither the development, manufacture, use or sale of any product or service offered by the Company, nor the conduct of the Company’s business (as conducted as of the Closing Date or at any time prior thereto), infringes, misappropriates or otherwise violates the intellectual property of any Person, and Company has not received any notice of any such infringement or misappropriation.

(e)           To the knowledge of Company, no other Person has infringed or misappropriated any of the Company IP Rights.

(f)           All filing, issuance, registration, and maintenance fees due with respect to the Company IP Rights have been paid, and all of the Company IP Rights are valid, enforceable and in full force and effect.

3.12     ERISA Matters.

(a)           Section 3.12 of the Company Disclosure Letter contains a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other plan, contract, or other benefit or compensation arrangement, including all bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans, maintained, sponsored or contributed to, by the Company or any of its ERISA Affiliates (as defined below) for the benefit of any employee or any former employee of the Company or any of its ERISA Affiliates (each of the foregoing plans, contracts or arrangements being herein referred to as an “Employee Benefit Plan”).  For purposes of this Section 3.12, "ERISA Affiliate" means any entity trade or business that would be treated as under common control with the Company or as a member of a controlled group including the Company within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001 of ERISA.

(b)           Neither the Company nor any ERISA Affiliate of the Company has ever maintained, sponsored or had any obligation to contribute to, a plan that is subject to Title IV of ERISA or Section 412 of the Code, including without limitation, any “multiemployer plan” within the meaning of Section 4001(3) of ERISA.

(c)           There are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Employee Benefit Plan, and neither Seller nor the Company has been notified of any audit or investigation of an Employee Benefit Plan by any governmental entity. No event or condition exists or has occurred that could lead to a penalty under Section 4980B or 4980D of the Code.

(d)           Each Employee Benefit Plan has been operated and administered in compliance in all material respects with the provisions of ERISA and the Code, and all other applicable governmental laws and regulations.  The Internal Revenue Service (“IRS”) has, with respect to each Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each a “Pension Plan”), issued a favorable determination letter, which takes into account all provisions of all laws for which the “remedial amendment period” (within the meaning of Treasury Regulation §1.401(b)-1) applicable to such Pension Plan has expired, or an application for such a determination letter has been filed with the IRS prior to the expiration of the applicable remedial amendment period.  No event or condition exists or has occurred that could lead to disqualification of any such Pension Plan or result in the imposition of a penalty tax or civil penalty.

(e)           There is no contract, agreement or benefit arrangement covering any current or former employee of the Company or any of its ERISA Affiliates which, individually or in the aggregate, could reasonably be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).  Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will (i)  result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any of its ERISA Affiliates.

3.13     Tax Matters.

(a)           (i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; and (ii) all Taxes payable by or on behalf of the Company and its Subsidiaries have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Company's financial statements and its books and records.  No claim has been made by a Governmental Authority in a jurisdiction where the Company or any one of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no encumbrances for unpaid Taxes upon any of the assets of the Company or its Subsidiaries.  The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)           No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, being conducted, or have been conducted with respect to the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries have received from any Governmental Authority (including jurisdictions where the Company or any one of its Subsidiaries has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or its Subsidiaries.

(c)           Neither the Company nor its Subsidiaries are parties to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written).  Neither the Company nor its Subsidiaries (i) have been members of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes other than a group in which the Company or one of its Subsidiaries is the common parent; or (ii) have any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.  Neither the Company nor its Subsidiaries are or have been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).

(d)           Neither the Company nor its Subsidiaries nor any Stockholder nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company or its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  Neither the Company nor its Subsidiaries are currently the subjects of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending.

(e)           Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Close Date; or (iii) prepaid amount received on or prior to the Closing Date.  There is no material amount of taxable income of the Company or its Subsidiaries that will be required under applicable Tax Law to be reported by Parent or its Affiliates, including the Company and its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising on or prior to the Closing Date.  There is no material amount of Tax of the Company or its Subsidiaries that will be required under applicable Tax Law to be reported or paid by Parent or its Affiliates, including the Company and its Subsidiaries, after the Closing Date (i) which Tax is attributable to (A) a taxable year or other period ending on or prior to the Closing Date or (B) activities or transactions occurring on or prior to the Closing Date; and (ii) for which the Company and its Subsidiaries have not made due and sufficient accruals in the Company's financial statements.

3.14    Brokers and Finders.  The Company has not entered into any contract with any person that may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Except (i) as set forth in the disclosure letter (the “Parent Disclosure Letter”) delivered to the Company by Parent concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face) or (ii) as disclosed in the Parent SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), Parent hereby represents and warrants to the Company that:

4.1      Corporate Existence and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

4.2      Corporate Authorization.  Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

4.3      Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable foreign or state securities or blue sky Laws; (iv) compliance with applicable environmental, health and safety Laws and regulations and any health care licensure Laws; and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have a Parent Material Adverse Effect.

4.4      Capitalization.

(a)           The authorized capital stock of the Parent consists of 500,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock.

(b)           As of the Closing Date:

(i)           107,017,120 shares of Parent Common Stock were issued and outstanding;

(ii)          No shares of Parent Common Stock were held by the Parent in its treasury;

(iii)         the Parent has reserved an aggregate of 7,459,936 shares of Parent Common Stock for issuance under the Parent's equity compensation plans;

(iv)         the Parent has reserved an aggregate of 71,428,571 shares of Parent Common Stock for issuance pursuant to outstanding put and call rights; and

(v)          the Parent has reserved an aggregate of 148,572,109 shares of Parent Common Stock for issuance pursuant to outstanding warrants to purchase shares of Parent Common Stock.

All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c)           Except as set forth in this Section 4.4(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Parent; (ii) securities (including without limitation convertible notes) of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent; (iii) other rights or options to acquire from the Parent, or obligations of the Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Parent, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Parent (the items in clauses (i) through (iv) collectively, “Parent Securities”). There are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Securities.  There are no preemptive rights of any kind which obligate the Parent to issue or deliver any Parent Securities.

(d)           The Parent has not declared or paid any dividend or distribution in respect of any Parent Securities, and the Parent has not issued, sold, repurchased, redeemed or otherwise acquired any Parent Securities, and the Board of Directors has not authorized any of the foregoing.

(e)           As of the date hereof, the Parent has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

4.5      Undisclosed Liabilities.  Except as disclosed in Section 4.5 of the Parent Disclosure Letter, the Company and Merger Sub do not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto except as set forth in the Parent SEC Reports.

4.6      Reports and Financial Statements. Since January 1, 2007, Parent has filed with the SEC all material forms, statements, reports and documents, including all exhibits, post-effective amendments and supplements thereto, required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Parent SEC Report filed with the SEC prior to the date hereof.  The financial statements of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of operations and changes in financial position of Parent for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

4.7      Brokers and Finders.  Neither Parent nor Merger Sub has entered into any contract with any person that may result in the obligation of Parent or Merger Sub to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Board of Directors of Parent.  At the Effective Time, Parent shall appoint the persons identified on Schedule 5.1 as members of the Board of Directors of Parent.  If the persons designated to be a director on Schedule 5.1 shall prior to the Effective Time be unable or unwilling to hold office immediately after the Effective Time, the Company and Parent shall work together in good faith to designate other persons acceptable to Parent as directors in his or her places.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1      Conditions to the Obligations of Each Party.  The obligations of the Company, Merger Sub and Parent to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Requisite Company Stockholder Vote and the Company shall have received the Requisite Company Noteholder Consent.

(b)           No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any Law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

6.2      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the Effective Time as though made on and as of such date, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)           Conversion of Company Debt.  All holders of the Company’s 2006 Convertible Promissory Notes and 2007 Senior Promissory Notes have converted such debt and the associated warrants to purchase Company Common Stock into New Notes.

(c)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by it prior to the Effective Time hereunder.

(d)           Officer’s Certificate.  Parent shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)           Material Adverse Effect on the Company.  Since September 10, 2009, there shall not have occurred a Material Adverse Effect on the Company.

(f)            Resignations.  Parent shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company.

(g)           Opinion of Counsel.  The Company shall provide the Parent with an opinion rendered by the Company's counsel in form and substance that is acceptable to Parent.

6.3      Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent set forth in herein shall be true and correct in all respects, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)           Financing.  The Parent has consummated a financing transaction or a series of financing transactions with gross proceeds of at least two million five hundred thousand dollars ($2,500,000.00) in the aggregate.

(c)           Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(d)           Officer’s Certificate.  The Company shall have received a certificate signed by a senior officer of Parent certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

(e)           Director Designees.  Parent shall have complied with its obligations under Section 5.1 with respect to the appointment of the designees to Parent’s Board of Directors.

ARTICLE VII
INDEMNIFICATION

7.1      Indemnification.

(a)           From and after the Closing, the Stockholders and Noteholders shall indemnify and hold the Parent, its Subsidiaries and its Affiliates and their successors and assigns (collectively, the "Parent Indemnified Parties" and individually "Parent Indemnified Party") harmless from and defend each of them from and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) (collectively, "Parent's Claims") asserted against, imposed upon or incurred by the Parent Indemnified Parties arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement or (ii) any liability or obligation of the Company that was not disclosed in the Company Disclosure Schedule or the Company’s financial statements delivered to Parent.  Any Person or Persons providing indemnification pursuant to the provisions of this Section 7 is hereinafter referred to as an "Indemnifying Party" or the "Indemnifying Parties" as the case may be.

(b)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

7.2      Indemnity Payments.  Any payment that Indemnifying Parties are obligated to make to any Parent Indemnified Parties pursuant to this Section 7 (individually, an "Indemnity Payment" and collectively, the "Indemnity Payments") shall be exclusively satisfied by the release by the Indemnifying Parties of the right to receive Milestone Shares, if any, that may be due and owing to such Indemnifying Parties having a value equal to the amount owed.  The Parent shall have the absolute right to offset any indemnity payments against future issuance Milestone Shares, if any, that become due and owing under this Agreement.  For purposes of this Section 7, the value of each Milestone Share shall be equal to the closing price of the Parent Common Stock on the principal exchange on which the Parent Common Stock is then listed or the average bid and asked price of such Parent Common Stock on the Over the Counter Bulletin Board or other quotation services on which the Parent Common Stock is then quoted on the date the Parent becomes obligated to issue such Milestone Shares.  Each party agrees that the Parent Indemnified Parties shall have no recourse against any Indemnifying Party other than the offset of Milestone Shares set forth in this Section 7.2.

7.3      Tax Treatment of Indemnity Payments.  The Parent and the Company agree to treat any indemnity payment made pursuant to this Section 7 as an adjustment to the value of the Merger Consideration for federal, state, local and foreign income tax purposes.

ARTICLE VIII
MISCELLANEOUS

8.1      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:
Ariston Pharmaceuticals, Inc. 449 West Main Street Shrewsbury , MA 01545 Attention: President and CEO Fax:
with a copy (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attention: W. David Mannheim Fax: (919) 781-4865
if to Parent or Merger Sub, to:
Manhattan Pharmaceuticals, Inc. 48 Wall Street New York, NY 10005 Attention: Chief Operating and Financial Officer Fax:
with a copy (which shall not constitute notice) to:
Lowenstein Sandler PC 1251 Avenue of the Americas New York, New York 10020 Attention: Anthony O. Pergola, Esq. Fax: (973) 597-2445

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.1.

8.2      Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of three years following the Effective Time.  Each of the Company, Merger Sub and Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

8.3      Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.4      Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, as applicable, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Stockholders; provided, however, that, after adoption of this Agreement by the Stockholders, no amendment may be made which under applicable Law requires the further approval of the Stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5      Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

8.6      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect).

8.7      Governing Law.  This Agreement, and all matters arising, directly or indirectly, herefrom, shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to conflict of Laws principles).

8.8      Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to or shall confer upon any Person other than the Stockholders and the Noteholders and the parties hereto any rights or remedies hereunder or with respect hereto.

8.9      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

8.10     Entire Agreement.  This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

8.11     Remedies.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

8.12     Jurisdiction.

(a)           In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13     Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14     Further Assurances.  Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

8.15     Authorship.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

MANHATTAN PHARMACEUTICALS, INC.

By:	/s/ Michael McGuinness
Its:	Chief Financial and Operating Officer

ARISTON MERGER CORP.

By:	/s/ Michael McGuinness
Its:	President

ARISTON PHARMACEUTICALS, INC.

By:	/s/ Malcolm Morville
Its:	President and CEO

Agreement and Plan of Merger Signature Page